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Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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   	[  ] Soliciting Material Pursuant to rule 14a-12

		PETROLEUM DEVELOPMENT CORPORATION
 (Name of Registrant as Specified In Its Charter)

			DOUGLAS K. THOMPSON
(Name of Person(s) Filing Proxy Statement, if Other Than the
Registrant)
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	(4)	Date Filed: May 2, 2003


The following press release was issued by Douglas K. Thompson on May 5, 2003.


FOR IMMEDIATE RELEASE
CONTACT: Douglas K. Thompson (215) 256-1327

DOUGLAS K. THOMPSON DISCONTINUES HIS EFFORTS TO SEEK ELECTION TO THE BOARD OF DIRECTORS OF PETROLEUM DEVELOPMENT CORPORATION (NASDAQ NMS:
PETD)

Harleysville, Pennsylvania (May 5, 2003) - Douglas K. Thompson, a business consultant, today announced he is discontinuing his efforts to seek election to a seat on the board of directors of Petroleum Development Corporation (NASDAQ NMS: PETD, the "Company" or "PDC"), an oil and gas company based in Bridgeport, West Virginia with drilling and production operations in the Appalachian Basin, Michigan and the Rocky Mountains.

Mr. Thompson has sought improvement in PDC's corporate governance, shareholder relations and ultimately, shareholder value. It is Mr. Thompson's belief that the Company's board of directors has responded to his actions with a number of encouraging initiatives to improve the corporate governance and profitability of the Company. Mr. Thompson believes that these Company actions have been well received by the equity markets and have contributed (along with such things as the commencement of operations May 1, 2003 of the Kern River Pipeline expansion which is expected improve the pricing situation for Rocky Mountain production) to the increase in PDC's stock price by more than 30% since December 2002.

Mr. Thompson has maintained that he wishes to work constructively with Company management and the board of directors to improve shareholder value. In light of the positive measures taken by the Company in recent months, Mr. Thompson believes that a contested director election at this time would be disruptive to the Company and unnecessary. In the future, Mr. Thompson will continue to monitor the corporate governance and disclosure practices of the Company and seek to work constructively with Company management and the board of directors to the benefit of all PDC shareholders.

Included below is a timeline of events relevant to Mr. Thompson's efforts:

Timeline of Recent Events

December 12, 2002

Mr. Thompson sends a letter to Steven R. Williams, PDC's President, and James N. Ryan, PDC's Chairman of the Board and CEO, expressing his concerns regarding the corporate governance practices of the Company's board of directors. In his letter, Mr. Thompson requests that he be nominated to the board by the Company. Mr. Thompson informs the Company if he is not nominated, he is prepared to solicit his own proxies from shareholders to seek election to the board. The closing price of PDC stock on December 12, 2002 was $5.47 per share.

December 16, 2002

Mr. Williams sends a letter to Mr. Thompson stating that Mr. Thompson's nomination request has been forwarded to the nominating committee for consideration.

January 21, 2003

Mr. Thompson files preliminary proxy statement for a contested solicitation with the Securities and Exchange Commission ("SEC").

Jan. 24, 2003

The Company announces the resignation of Roger J. Morgan, a director since 1969, from the board and the appointment of independent director Kimberly Luff Wakim. The Company's press release dated Jan 24, 2003 stated: "PDC's board currently includes several members who satisfy the criteria for financial experts, and with Ms. Wakim's addition, also satisfies the requirement for an outside director majority." The Company also files a current report on Form 8-K with the SEC including its January 24, 2003 press release and a copy of the Company amended Bylaws, dated as of January 24, 2003.

February 6, 2003

Mr. Thompson files a revised preliminary proxy statement with the SEC.

February 12, 2003

Mr. Thompson issues a press release announcing his candidacy and also files the press release with the SEC as additional definitive proxy soliciting materials under the proxy rules. The closing price of PDC stock on February 12, 2003 was $5.64 per share.

March 11, 2003

The Company announces that the Company's CEO and Chairman James N. Ryan plans to retire from the Company at the end of 2003 and that Mr. Williams, the Company's President, will succeed Mr. Ryan as CEO. The Company also announces new employment contracts for certain senior executives beginning in 2004 and estimates savings will be approximately $2 million from 2002 levels. According to the Company's press release, Mr. Jeffrey C. Swoveland, Chairman of the Company's compensation committee, stated "these new contracts reflect the current market for similarly situated companies and tie management compensation and the creation of shareholder value tightly together."

March 13, 2003

The Company announces a share repurchase program covering up to 5% of the Company's outstanding shares of common stock to run through the end of 2004.

May 1, 2003

Mr. Thompson notifies the SEC that he is discontinuing his efforts to seek election to the board of directors and terminating his proxy solicitation. The closing price of PDC stock on May 1, 2003 was $7.36 per share.

Contact:

Douglas K. Thompson
215/256-1327
e-mail  douglaskthompson@yahoo.com

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